Exhibit 99.1

NEWS RELEASE

For Immediate Release
Astronics Corporation Sells Semiconductor
System Level Test Technology for $185 Million
EAST AURORA, NY, November 14, 2018 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today announced it has entered into an agreement for the sale of the intellectual property and certain assets associated with its semiconductor test business to Advantest Corporation (TSE: 6857) for
$185 million in cash. The sale additionally includes a $30 million earn-out opportunity based on achieving certain levels of revenue in 2019.
Astronics will enter into an agreement with Advantest to continue to manufacture the semiconductor test solutions for Advantest upon closing of the transaction.
Peter J. Gundermann, President and CEO of Astronics, commented, “We acquired this product line in January of 2014 and it has since generated about $365 million in revenue through the third quarter this year. We have invested heavily in the technology and believe it has an exciting future. We came to the conclusion that this future will be better realized with a company that is focused on the semiconductor space. We will continue to be involved as a manufacturing partner with Advantest, which will provide continuity for our customers and employees. We look forward to continued success in the market.”
Approximately 45 personnel from Astronics, primarily in engineering, sales, and program management, will be offered positions with Advantest. The remainder of the Astronics workforce will be unaffected by the transaction. This transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. It is expected to close by the end of the year.
Astronics’ will continue to operate its aerospace and defense test business and report in two segments.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

For more information, contact:
Company                        Investors
David Burney, CFO                     Deborah K. Pawlowski
Astronics Corporation                    Kei Advisors LLC
T: 716.805.1599 x 159                    T: 716.843.3908
david.burney@astronics.com                dpawlowski@keiadvisors.com

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